Exhibit 99.01

PRESS RELEASE

Contreras named vice president of Scripps newspaper operations

For immediate release	(NYSE: SSP)

Nov. 16, 2004

CINCINNATI – Mark G. Contreras, an experienced newspaper executive with an extensive background in management, advertising sales, marketing and distribution, has been named vice president of newspaper operations for The E. W. Scripps Company, effective Jan. 4.

Contreras, who comes to Scripps from Pulitzer Inc., will oversee the day-to-day operation and strategic direction of the Scripps newspaper division, which includes 27 daily and community newspapers and related businesses. Contreras succeeds Stephen W. Sullivan, who earlier this year announced plans to retire on Dec. 31.

“Mark Contreras is an enthusiastic, results-oriented newspaper executive who inspires top performance at every level of the organization,” said Richard A. Boehne, executive vice president for Scripps. “He has a proven track record of building strong, local newspaper franchises and demonstrates a thorough understanding of the newspaper business and the industry trends that affect it. He adds a depth of talent to the Scripps management team.”

Contreras, 43, has been at Pulitzer for five years serving as a senior vice president with oversight responsibilities for Pulitzer Newspapers Inc. and Pulitzer’s 50 percent interest in the Tucson Newspaper Agency. Pulitzer Newspapers Inc. is headquartered in St. Louis and operates 12 daily newspapers, 65 weeklies and shoppers and several e-media businesses in eight states.

While at Pulitzer, Contreras led the company’s acquisition team. During his tenure, Pulitzer Newspapers Inc. acquired two daily newspapers and 19 weeklies. He also worked with newspaper publishers on new product launches, including two Spanish-language publications in California.

Before joining Pulitzer, Contreras was president and publisher of The Times Leader in Wilkes-Barre, Pa. At The Times Leader he oversaw the launch of four weekly newspapers and an Internet publishing and marketing company. The newspaper also acquired a paid circulation automotive shopper on his watch. He was president and publisher of The Times Leader from 1994 to 1999.

From 1989 to 1994, Contreras worked at The Kansas City Star, serving four years as metro circulation manager and one year as retail display advertising director. He began his newspaper career in 1988 as marketing services manager for The Oakland Press in Pontiac, Mich.

Contreras is a graduate of the Harvard Business School, earning a master’s in business administration in 1988. While at Harvard, he worked as a reporter for The Harbus News. He earned a bachelor’s degree in history at the University of Chicago. Contreras has completed the advanced executive program at Northwestern University’s Newspaper Management Center and was selected by The Aspen Institute as a Henry Crown Fellow.

Contreras is a board member and treasurer for The American Press Institute. He serves on the board of the Newspaper Association of America, where he chairs the Postal Affairs Committee. He is a board member and chairman of the retail advertising committee of the Inland Press Association, and he is a member of the National Association of Minority Media Executives.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 51 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Mark Kroeger, The E. W. Scripps Company, 513.977.3827

Email: mwkroeger@scripps.com